Ally Financial Statement on Dodd-Frank Act Stress Test Results

DETROIT, March 7, 2013 – Ally Financial believes that the Federal Reserve’s analysis of Ally’s capital adequacy for the Dodd-Frank Act Stress Test (DFAST) is fundamentally flawed and, while the Fed has not provided details, the analysis is inconsistent with historical experience in the most stressed periods in our business.

While Ally appreciates the Fed’s role in ensuring that financial institutions have adequate capital during stressed situations, using flawed assumptions could have lasting adverse impacts on the economy, including ultimately causing banks to reduce certain key lending categories.  For example, Ally believes the loss rates assumed for the automotive finance business are implausible, even in dire economic situations.  The auto finance sector, in fact, has historically been one of the best performing asset classes during economic downturns.

Regardless of the DFAST results, Ally continues to have strong capital levels and ample liquidity to support its automotive finance operations.  In addition, Ally Bank continues to be a well-capitalized bank with a leading position in the market.

Moreover, if the Fed has significant concerns about Ally’s capital adequacy, it can immediately initiate a conversion of approximately $5.9 billion of existing capital that can be fully converted into Tier 1 common equity at their discretion.  If the Fed had converted this capital, Ally’s Tier 1 common ratio would have been 7.6%, which would have been materially in line with the industry average for the 18 banks in the DFAST analysis.

Contact:
Gina Proia
646-781-2692
gina.proia@ally.com